                                                                   Exhibit 10.37


                        CONSULTING AND RELEASE AGREEMENT

      This Consulting and Release Agreement ("Agreement") is made by and between METACREATIONS CORPORATION (the "Company"), and JOHN J. WILCZAK ("Employee").

      WHEREAS, Employee is employed by the Company as its Chief Executive Officer and serves on its Board of Directors;

      WHEREAS, the Company and Employee have entered into an Employment Agreement effective April 15, 1992, as amended in January 1994, which is attached as Exhibit A. (the "Employment Agreement").

      WHEREAS, the Company and Employee have entered into an Employee Invention and Secrecy Agreement dated April 2, 1992, which is attached as Exhibit B (the "Confidentiality Agreement");

      WHEREAS, the Company and Employee have mutually agreed to terminate the employment and director relationships, to enter into a consulting arrangement, and to release the Company from any claims arising from or related to the employment relationship;

      NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Employee (collectively referred to as "the Parties") hereby agree as follows:


      1. Employment Agreement. This Agreement supersedes and terminates the Employment Agreement, except to the extent the Employment Agreement is expressly incorporated into this Agreement.

      2.    Resignation.

            (a) Employee hereby agrees to resign from his position as Chief Executive Officer and his position on the Board of Directors of the Company, effective February 20, 1998.

            (b) The Company agrees to continue Employee's benefits, including health and life insurance benefits, through February 20, 1998. Employee agrees that he is not entitled to any Company benefits after February 20, 1998.

      3.    Consulting Agreement.

            (a) The Company and the Employee agree that Employee will perform consulting services (not to exceed ten days per quarter at mutually agreeable times and places), as requested by the Company.

            (b) The Company agrees to pay Employee a total of $240,000, payable in increments of $60,000 at the conclusion of each of the four quarters in calendar year 1998 for these consulting services.

            (c) During the consulting period, the Company agrees to reimburse Employee for reasonable office expenses through December 31, 1998, except that such expenses are not to exceed $2,500 per month.

      4. Payment for Prior Stock Purchase. Within 10 days of the effective date of this Agreement, the Company agrees to pay Employee Thirty-Five Thousand Dollars ($35,000) in connection with his prior sale of 35,000 shares to Ben Weiss.

      5. Vesting of Stock. The Parties agree that for purposes of determining the number of shares of the Company's common stock which Employee is entitled to purchase from the Company, Employee will be entitled to continue vesting of stock until February 20, 1998 so long as he remains employed by the Company under the terms of this Agreement. No stock will vest after that date. The exercise of any stock options, both before and after February 20, 1998, will continue to be subject to the terms and conditions of the Company's Stock Option Plan and the applicable Stock Option Agreement between Employee and the Company.

      6. Confidential Information. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Confidentiality Agreement between Employee and the Company.

      7. Company Property. Employee agrees to return to the Company all Company property and confidential and proprietary information in his possession upon the effective date of this Agreement, except that Employee may retain the laptop computer and computer equipment that has been provided to him, as long as any confidential proprietary or trade secret information contained in those items is returned to the Company.

      8. Business Conduct. Section 7 of the Employment Agreement is incorporated by reference as if fully set forth, except that Employee may enter into or participate in a competitive business if, and only if, Employee obtains the express written approval of the chairman of the Board of Directors of the Company to do so.

      9. Intellectual Property. Section 8 of the Employment Agreement is incorporated by reference as if fully set forth. The Confidentiality Agreement referenced in section 8 of the Employment Agreement and referenced above (attached as Exhibit B to this Agreement) is also incorporated as if fully set forth.

      10. Company Policies. Section 9 of the Employment Agreement is incorporated by reference as if fully set forth.

      11. Attending Trade Shows. Employee may attend industry trade shows, conventions and seminars as long as Employee does not hold himself out as an officer or director of the Company or otherwise act, or represent himself as acting or appearing, on behalf of the Company, unless Employee has express written permission to do so.

      12. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee, on behalf of himself, and his respective heirs, family members, executors, agents and assigns, hereby fully and forever releases the Company and its present or former officers, directors, employees, investors, shareholders, attorneys, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:

            (a) any and all claims relating to or arising from Employee's employment relationship with the Company and the termination of that relationship;

            (b) any and all claims relating to, or arising from, Employee's right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

            (c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

            (d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq.;

            (e) any and all claims for violation of the federal, or any state, constitution;

            (f) any and all claims arising out of any other laws and regulations relating to employment, employment discrimination or harassment; and

            (g)   any and all claims for attorneys' fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

      13. Civil Code Section 1542. Employee represents that he is not aware of any claim by him against the Company, other than the claims that are released by this Agreement. Employee acknowledges that he has had the opportunity to be advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

            A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

      Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

      14. No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

      15. No Cooperation. Employee agrees he will not act in any manner that might damage the business of the Company. Employee also agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

      16. Non-Disparagement. Employee agrees to use his best efforts to refrain from any defamation, libel or slander of the Company, or tortious interference with the contracts and relationships of the Company. The Company agrees to use its best efforts to prevent its employees and agents from any defamation, libel or slander of Employee, or tortious interference with the contracts and relationships of Employee. The Company's efforts shall include a written communication to senior management concerning this issue.

      17. LIQUIDATED DAMAGES. THE PARTIES AGREE THAT THE PRECISE AMOUNT OF DAMAGES FLOWING FROM A VIOLATION OF THE PROVISIONS SET FORTH IN PARAGRAPHS 18 OR 19, ABOVE, WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO CALCULATE OR PROVE, AND THEREFORE THE PARTIES AGREE THAT IF EITHER PARTY BREACHES PARAGRAPHS 18 OR 19, ABOVE, THE NON-BREACHING PARTY SHALL BE ENTITLED TO RECEIVE FROM THE BREACHING PARTY AS LIQUIDATED DAMAGES THE SUM OF TWENTY-FIVE THOUSAND DOLLARS ($25,000.00) PER BREACH.

      18. News Release. The Company and Employee agree to issue a mutually acceptable news release for purposes of informing the public of Employee's future role with the Company. Employee will present the first draft.

      19. Recognition of Employee's Contributions. The Company agrees to provide Employee with positive recognition of his contributions to the Company in the President's Letter attached to the Company's 1998 Annual Report.

      20. No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

      21. Costs. The Parties shall each bear their own costs, expert fees, attorneys' fees and other fees incurred in connection with this Agreement.

      22. Arbitration. The parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, any of the matters herein released or Employee's employment or termination from employment, including claims of harassment, discrimination and wrongful termination, shall be subject to binding arbitration in Santa Barbara County, California under the Arbitration Rules set forth in California Code of Civil Procedure section 1280, et seq., including section 1283.05 and pursuant to California law..

      23. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

      24. No Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

      25. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

      26. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee's separation from the

Company, and supersedes and replaces any and all prior agreements and understandings concerning Employee's relationship with the Company and his compensation by the Company.

      27. No Oral Modification. This Agreement may only be amended in writing signed by Employee and the Chairman of the Board of the Company.

      28. Governing Law. This Agreement shall be governed by the laws of the State of California.

      29. Effective Date. This Agreement is effective after it has been signed by both Parties.

      30. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

      31. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

            (a)   They have read this Agreement;

            (b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

            (c) They understand the terms and consequences of this Agreement and of the releases it contains;

            (d) They are fully aware of the legal and binding effect of this Agreement.


      IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

                                      METACREATIONS, INC.


Dated:  February 20, 1998             By /s/HOWARD MORGAN
        ---------------------------      ---------------------------------------
                                             Howard Morgan
                                             Chairman of the Board of Directors



Dated: February 20, 1998              /s/JOHN WILCZAK
        ---------------------------   ------------------------------------------
                                         John Wilczak